EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                GEOKINETICS INC.,

                           RELIABLE EXPLORATION, INC.

                                       AND

                               THE HOLDERS OF THE
                                CAPITAL STOCK OF
                           RELIABLE EXPLORATION , INC.

                                DECEMBER 3, 1997

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                                TABLE OF CONTENTS
                                                                          Page
ARTICLE I.

      GENERAL................................................................1
      1.1   DEFINITIONS......................................................1
      1.2   AGREEMENT TO PURCHASE AND SELL ACQUIRED SHARES...................5
      1.3   PURCHASE PRICE...................................................5
      1.4   DEBT RESTRUCTURING...............................................5
      1.5   EMPLOYMENT AGREEMENTS............................................5
      1.6   REGISTRATION RIGHTS AGREEMENT....................................6
      1.7   EMPLOYEES........................................................6
      1.8   THE CLOSING......................................................6
      1.9   DELIVERIES AT THE CLOSING........................................6
      1.10  TAX ELECTION.....................................................6

ARTICLE II.

      REPRESENTATIONS AND WARRANTIES.........................................6
      2.1   REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................6
            (a)   AUTHORIZATION OF TRANSACTION...............................7
            (b)   NONCONTRAVENTION...........................................7
            (c)   BROKERS' FEES..............................................7
            (d)   ACQUIRED SHARES............................................7
            (e)   RESTRICTED SECURITIES......................................7
      2.2   REPRESENTATIONS AND WARRANTIES OF THE BUYER......................8
            (a)   ORGANIZATION OF THE BUYER..................................8
            (b)   AUTHORIZATION OF TRANSACTION...............................8
            (c)   NONCONTRAVENTION...........................................8
            (d)   BROKERS' FEES..............................................9
            (e)   INVESTMENT.................................................9
            (f)   BUYER COMMON STOCK.........................................9
      2.3   REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY............9
            (a)   ORGANIZATION, QUALIFICATION, AND CORPORATE POWER...........9
            (b)   AUTHORIZATION OF TRANSACTION..............................10
            (c)   CAPITALIZATION............................................10
            (d)   NONCONTRAVENTION..........................................10
            (e)   BROKERS' FEES.............................................10
            (f)   TITLE TO ASSETS...........................................10
            (g)   NO SUBSIDIARIES, ETC......................................11

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            (h)   FINANCIAL STATEMENTS......................................11
            (i)   EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END..........11
            (j)   UNDISCLOSED LIABILITIES...................................12
            (k)   LEGAL COMPLIANCE..........................................12
            (l)   TAX MATTERS...............................................12
            (m)   REAL PROPERTY.............................................13
            (o)   SOFTWARE..................................................14
            (p)   BUSINESS ACTIVITY.........................................14
            (q)   TANGIBLE ASSETS...........................................14
            (r)   CONTRACTS.................................................15
            (s)   NOTES AND ACCOUNTS RECEIVABLE.............................16
            (t)   POWERS OF ATTORNEY........................................16
            (u)   INSURANCE.................................................16
            (v)   LITIGATION................................................17
            (w)   WARRANTY..................................................17
            (x)   EMPLOYEES.................................................17
            (y)   EMPLOYEE BENEFITS.........................................17
            (z)   GUARANTIES................................................17
            (aa)  ENVIRONMENT, HEALTH, AND SAFETY...........................17
            (bb)  CERTAIN BUSINESS RELATIONSHIPS............................17
            (cc)  DISCLOSURE................................................18

ARTICLE III.

      CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.............................18
      3.1   GENERAL.........................................................18
      3.2   NOTICES AND CONSENTS............................................18
      3.3   OPERATION OF BUSINESS...........................................18
      3.4   PRESERVATION OF BUSINESS........................................18
      3.5   FULL ACCESS.....................................................19
      3.6   NOTICE OF DEVELOPMENTS..........................................19
      3.7   EXCLUSIVITY.....................................................19
      3.8   CONFIDENTIALITY.................................................19

ARTICLE IV.

      POST-CLOSING COVENANTS................................................20
      4.1   GENERAL.........................................................20
      4.2   LITIGATION SUPPORT..............................................20
      4.3   TRANSITION......................................................20
      4.4   COMPLIANCE WITH SECURITIES LAWS.................................21

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ARTICLE V.

      CONDITIONS OF CLOSING.................................................21
      5.1   CONDITIONS OF OBLIGATIONS OF THE BUYER..........................21
      5.2   CONDITIONS OF OBLIGATIONS OF THE SELLERS........................23

ARTICLE VI.

      REMEDIES FOR BREACHES OF AGREEMENT....................................24
      6.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................24
      6.2   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.............24
      6.3   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS...........25
      6.4   MATTERS INVOLVING THIRD PARTIES.................................25
      6.5   OTHER INDEMNIFICATION PROVISIONS................................26

ARTICLE VII.

      MISCELLANEOUS.........................................................26
      7.1   TERMINATION OF AGREEMENT........................................26
      7.2   EFFECT OF TERMINATION...........................................27
      7.3   PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.........................27
      7.4   NO THIRD-PARTY BENEFICIARIES....................................27
      7.5   ENTIRE AGREEMENT................................................27
      7.6   SUCCESSION AND ASSIGNMENT.......................................27
      7.7   COUNTERPARTS....................................................28
      7.8   HEADINGS........................................................28
      7.9   NOTICES.........................................................28
      7.10  GOVERNING LAW...................................................29
      7.11  AMENDMENTS AND WAIVERS..........................................29
      7.12  SEVERABILITY....................................................29
      7.13  EXPENSES........................................................29
      7.14  CONSTRUCTION....................................................29
      7.15  INCORPORATION OF EXHIBITS AND SCHEDULES.........................29
      7.16  SPECIFIC PERFORMANCE............................................29
      7.17  SUBMISSION TO JURISDICTION......................................30
      7.18  ATTORNEYS' FEES.................................................30

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EXHIBITS:

Exhibit 1.3A      Escrow Agreement
Exhibit 1.3B      Allocation of Purchase Price
Exhibit 1.5A      Employment Agreement
Exhibit 1.5B      Employment Agreement
Exhibit 1.5C      Employment Agreement
Exhibit 1.6       Registration Rights Agreement
Exhibit 2.3(h)    Financial Statements

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                           STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of December 3, 1997, by and among Geokinetics Inc., a Delaware corporation (the "BUYER"), Reliable Exploration, Inc. a Montana corporation (the "COMPANY"), and the holders of all of the outstanding capital stock of the Company (the "SELLERS"). The Buyer, the Sellers and the Company are sometimes referred to collectively herein as the "PARTIES."

      The Company is engaged in the business of conducting 2-D and 3-D seismic surveys of oil and gas prospects (the "BUSINESS").

      The Sellers own 600 shares of the issued and outstanding common stock of the Company, $.10 par value per share (the "COMMON STOCK"), representing all of the issued and outstanding capital stock of the Company.

      This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer all of the shares of the Common Stock in return for cash and shares of the Buyer's common stock, $.01 par value per share ("BUYER COMMON STOCK").

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                  ARTICLE I.

                                    GENERAL

      1.1 DEFINITIONS. Unless otherwise stated in this Agreement, capitalized terms shall have the following meanings:

      "ACQUIRED SHARES" means 600 shares of Common Stock of the Company owned by the Sellers, representing one hundred percent (100%) of the total issued and outstanding shares of the capital stock of the Company.

      "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

      "AFFILIATE" has the meaning set forth in Rule 12-2 of the regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act.

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      "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law.

      "AGREEMENT" has the meaning set forth in the first paragraph above.

      "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "BUYER" has the meaning set forth in the first paragraph above.

      "BUYER COMMON STOCK" has the meaning set forth in the fourth paragraph above.

      "CLOSING" has the meaning set forth in Section 1.8 below.

      "CLOSING DATE" has the meaning set forth in Section 1.8 below.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMON STOCK" means the common stock, $.10 par value per share, of the Company.

      "COMPANY" has the meaning set forth in the first paragraph above.

      "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 3.8 below.

      "DEBT RESTRUCTURING" has the meaning set forth in Section 1.4 below.

      "DISCLOSURE SCHEDULE" has the meaning set forth in Section 2.3 below.

      "EMPLOYEE BENEFIT PLAN" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA.

      "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA.

      "EMPLOYMENT AGREEMENTS" has the meaning set forth in Section 1.5 below.

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      "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW AGREEMENT" has the meaning set forth in Section 1.3 below.

      "FIDUCIARY" has the meaning set forth in Section 3(21) of ERISA.

      "FINANCIAL STATEMENTS" has the meaning set forth in Section 2.3(h) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "INDEMNIFIED PARTY" has the meaning set forth in Section 6.4 below.

      "INDEMNIFYING PARTY" has the meaning set forth in Section 6.4 below.

      "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, seismic data bases, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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      "KNOWN" OR "KNOWLEDGE" means that whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as "to such Person's knowledge" or "known by such Person," the Parties intend that the information to be attributed to such Person is information that is actually or constructively known to (a) the Person in the case of an individual, or (b) in the case of a corporation or other entity, an officer or an employee who devoted substantive attention to matters of such nature during the ordinary course of his employment. A Person has "constructive knowledge" of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter.

      "LETTER OF INTENT" means that certain letter dated September 9, 1997 executed among Sellers, the Company and Buyer.

      "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

      "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 2.3(h) below.

      "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 2.3(h) below.

      "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3(37) of ERISA.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "PARTY" has the meaning set forth in the first paragraph above.

      "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "PROCESS AGENT" has the meaning set forth in Section 7.17 below.

      "PURCHASE PRICE" has the meaning set forth in Section 1.3 below.

      "REQUISITE SELLERS" means Sellers holding a majority in interest of the Acquired Shares as set forth in Section 2.3(c) of the Disclosure Schedule.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

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      "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "SECURITY INTEREST" means any mortgage, deed of trust, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "SELLER" has the meaning set forth in the first paragraph above.

      "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "THIRD PARTY CLAIM" has the meaning set forth in Section 6.4(a) below.

      1.2 AGREEMENT TO PURCHASE AND SELL ACQUIRED SHARES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of the Acquired Shares for the consideration specified below in Section 1.3.

      1.3 PURCHASE PRICE. In consideration for the delivery of the Acquired Shares, Buyer agrees to pay and deliver to the Sellers at the Closing the aggregate consideration (the "PURCHASE PRICE") consisting of (i) $1,300,000 in cash payable to the Sellers by wire transfer or delivery of immediately available funds and (ii) 375,000 shares of validly issued, fully paid and nonassessable shares of Buyer Common Stock; PROVIDED, HOWEVER that Buyer will deposit $225,000 of the cash comprising the Purchase Price with Bill Small, an escrow agent ("Escrow Agent") approved by both Buyer and Sellers pursuant to an escrow agreement in substantially the form attached as EXHIBIT 1.3A (the "ESCROW AGREEMENT"). The Purchase Price shall be allocated among the Sellers in the manner set forth on EXHIBIT 1.3B attached hereto.

      1.4 DEBT RESTRUCTURING. Concurrently with and as a condition to the Closing, the Sellers shall cause the Company to refinance and restructure all of the Company's debt obligations to Roland

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L. Burke on terms and conditions satisfactory to the Buyer and the Sellers (the
"DEBT RESTRUCTURING").

      1.5 EMPLOYMENT AGREEMENTS. At the Closing, immediately following Buyer's acquisition of the Acquired Shares, the Company and each of the Sellers shall execute and deliver an Employment Agreement in substantially the form attached as Exhibits 1.5A, 1.5B or 1.5C (the "EMPLOYMENT AGREEMENTS"), providing for the employment of each of the Sellers with the Company for an initial term of two years.

      1.6 REGISTRATION RIGHTS AGREEMENT. At the Closing, immediately following Buyer's acquisition of the Acquired Shares, Buyer and each of the Sellers shall execute and deliver the Registration Rights Agreement in substantially the form attached as EXHIBIT 1.6.

      1.7 EMPLOYEES. Prior to or at the Closing, Sellers will permit or cause the Company to permit Buyer to offer continued employment to some or all of the individuals that are employees of the Company immediately prior to Closing. The Buyer shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment. Nothing contained in this Agreement shall obligate the Buyer to continue the employment of any employee, nor is this Section 1.7 intended to create any claim or right on the part of the employee of the Company and no such employee shall be entitled to assert any such claim.

      1.8 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas, commencing at 9:00 a.m. local time on January 6, or if later, the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "CLOSING DATE"); provided, however, that the Closing Date shall be no later than January 9, 1998. The Closing shall be effective as of the commencement of business on January 1, 1998.

      1.9 DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 5.2 below, (iii) the Sellers will deliver to the Buyer stock certificates representing all of the Acquired Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers the Purchase Price as specified in Section 1.3 above.

      1.10 TAX ELECTION. At the election of Buyer, the Company and the Sellers will consent to a Code Section 338(h)10 election, but to the extent that the required allocation of purchase price to assets of the Company results in ordinary income rather than capital gains to the Sellers, the purchase price will be increased and additional cash will be paid to the Sellers to compensate for any increased taxes payable by the Sellers as a result of the election. The parties will mutually agree upon a fair

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market value allocation of purchase price to assets of the Company prior to closing and such allocation will be followed for all tax and financial reporting purposes.

                                  ARTICLE II.

                        REPRESENTATIONS AND WARRANTIES

      2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers represents and warrants to the Buyer, severally and not jointly, that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1 with respect to each Seller).

            (a) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (b) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of Seller's assets is subject.

            (c) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (d) ACQUIRED SHARES. The Seller holds of record and owns beneficially the Acquired Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than as contemplated in this Agreement). The Seller is not a party to any

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      voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

            (e)   RESTRICTED SECURITIES.

                  (i) The Seller acknowledges that the shares of Buyer Common
            Stock which the Seller shall acquire pursuant this Agreement have not been registered under the Securities Act, and are being acquired for the Seller's own account for investment and not with a view to the distribution thereof. The Buyer Common Stock will be subject to the stock transfer restrictions described in Section 4.4 below.

                  (ii) The Seller has the knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of approving this Agreement and the transactions contemplated herein and acquiring shares of Buyer Common Stock.

                  (iii) The Seller is able to bear the economic risks of his investment in the Buyer Common Stock.

                  (iv) The Seller has been represented by legal counsel in this transaction and the Seller and his advisors, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Buyer concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Buyer.

                  (v) The Seller has received copies of Buyer's most recent Form
            10-KSB and each report or document subsequently filed by the Buyer with the Securities and Exchange Commission pursuant to the Securities Exchange Act, and the Seller and his advisors have been given access to all documents, books and additional information concerning the Buyer which they have requested regarding the Buyer.

                  (vi) The Seller has made such inquiries by himself and through his advisors in making a decision to approve this Agreement and the transactions contemplated herein as the Seller has deemed necessary and advisable.

                  (vii) The Seller acknowledges and agrees that the Buyer Common
            Stock issued to the Seller may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws.

      2.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to each of the Sellers that the statements contained in this Section
2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made

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then and as though the Closing Date were substituted for the date of this
Agreement throughout this Section 2.2).

            (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

            (b) AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which any of Buyer's assets is subject.

            (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

            (e) INVESTMENT. Buyer is purchasing the Acquired Shares for its own account with the present intention of holding the Acquired Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Acquired Shares in violation of any applicable securities law. Buyer will refrain from transferring or otherwise disposing of any of the Acquired Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or state blue sky law.

            (f) BUYER COMMON STOCK. The shares of Buyer Common Stock to be issued to Seller pursuant to Section 1.3 above will be validly issued, fully paid and non-assessable.

      2.3 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. Each of the Sellers and the Company, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 2.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.3), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.3.

            (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Montana. The Company is duly authorized to conduct business and is in good standing under the laws of Montana, North Dakota, Wyoming, New Mexico, Colorado, Utah, and Kansas where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 2.3(a) of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Company, as amended to date. The minute book (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

            (b) AUTHORIZATION OF TRANSACTION. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

            (c) CAPITALIZATION. Section 2.3(c) of the Disclosure Schedule sets forth a true and accurate schedule stating (i) the number of shares of authorized capital stock of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iii) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of the Company's capital stock, including the Acquired Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Persons set forth in Section 2.3(c) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

            (d) NONCONTRAVENTION. Except as set forth in Section 2.3(d) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or govern mental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (e) BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (f) TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the unaudited, reviewed balance sheet as of August 31, 1997 or acquired after the date thereof, free and clear of all Security Interests.

            (g) NO SUBSIDIARIES, ETC. The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any interest in any partnership, joint venture, limited liability company, or other non-corporate business enterprise.

            (h) FINANCIAL STATEMENTS. Attached hereto as EXHIBIT 2.3(H) are the following financial statements (collectively the "FINANCIAL STATEMENTS"):
      (i) the reviewed balance sheet and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal year ended August 31, 1996 for the Company; and (ii) the reviewed balance sheet and statements of income (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the fiscal year ended August 31, 1997 (the "MOST RECENT FISCAL YEAR END") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

            (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since August 31, 1997, there has not been any adverse change in the Business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date, except as set forth in Section 2.3(i) of the Disclosure Schedule, the Company has not:

                  (i) imposed any Security Interests upon any of its assets, tangible or intangible;

                  (ii) made any capital expenditure (or series of related
            capital expenditures) involving more than $20,000;

                  (iii) issued any note, bond, or other debt security or
            created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                  (iv) delayed or postponed the payment of accounts payable and other Liabilities;

                  (v) declared, set aside, or paid any dividend or made any
            distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (vi) experienced or suffered any damage, destruction, or loss
            (whether or not covered by insurance) to its property;

                  (vii) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees; or

                  (viii) become aware of any other material occurrence, event, incident, action, failure to act, or transaction involving the Company.

            (j) UNDISCLOSED LIABILITIES. Except as described in Section 2.3(j) of the Disclosure Schedule, the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (k) LEGAL COMPLIANCE. The Company, its Affiliates and their respective predecessors have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

            (l)   TAX MATTERS.

                  (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were materially correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No Seller or director or officer (or employee
            responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except for the matter described in Schedule 2.3(l) of the Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge, based upon personal contact with any agent of such authority. Section 2.3(l) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after August 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since August 31, 1992.

                  (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Company is not a party to any Tax allocation or
            sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
            (B) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vi) Section 2.3(l) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date (A) the basis of the Company in its assets and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

                  (vii) The unpaid Taxes of the Company did not, as of the Most
            Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

            (m)   REAL PROPERTY.

                  (i)  The Company does not own real property.

                  (ii) Except for the properties listed and described in Section
            2.3(m)(ii) of the Disclosure Schedule, the Company does not lease or sublease any real property. The Sellers have delivered to the Buyer correct and complete copies or descriptions of the leases listed in
            Section 2.3(m)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease listed in Section 2.3(m)(ii) of the Disclosure Schedule:

                        (A) the lease is legal, valid, binding, enforceable, and
                  in full force and effect;

                        (B) no party to the lease is in breach or default, and
                  no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and

                        (C) the Company has not assigned, transferred, conveyed,
                  mortgaged, deeded in trust, or encumbered any interest in the leasehold.

            (n) OWNED INTELLECTUAL PROPERTY. Section 2.3(n) of the Disclosure Schedule sets forth a list of Intellectual Property owned by the Company. With respect to each of such item of Intellectual Property:

                  (i) the Company is the sole and exclusive owner and has the sole and exclusive right to use the item in the conduct of the Business;

                  (ii) no proceedings have been instituted, are pending or are threatened which challenge the validity, enforceability, use or ownership thereof; and

                  (iii) the item (A) does not infringe upon or otherwise violate the rights of others, (B) is not being infringed upon by others, (C) is not subject to any outstanding order, decree, judgment, stipulation or charge.

      To the best Knowledge of the Company and the Sellers, there are no inventions, new products or methods of manufacturing or processing developed by any competitors or others which are expected by the Company or the Sellers to supersede or make obsolete the products or processes of the Company within 18 months of the date hereof.

            (o) SOFTWARE. Section 2.3(o) of the Disclosure Schedule sets forth a list describing all of the Software of others which the Company uses that is material to the Company's Business. With respect to each such item of
      Software:

                  (i) a license agreement covering the item has been validly executed and delivered by the Company and by the other parties thereto and is in full force and effect;

                  (ii) no event has occurred which constitutes a breach of such license agreement, the Company has not repudiated and no other party thereto has repudiated any provisions thereof and there are no disputes, oral arrangements or delayed payments programs in effect as to any such license agreement.

            (p) BUSINESS ACTIVITY. The Company has not infringed, misappropriated or otherwise violated any intellectual property rights of third parties, nor does the Company have any Knowledge of any infringement, misappropriation or violation which will occur as a result of the continued operation of the Company's business as now conducted or as presently proposed to be conducted.

            (q) TANGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is substantially free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. A correct and complete list of all such properties and assets (other than properties and assets described in Sections 2.3(n) and 2.3(o)) is set forth in Section 2.3(q) of the Disclosure Schedule.

            (r) CONTRACTS. Section 2.3(r) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $25,000;

                  (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (iv) any agreement concerning confidentiality or noncompetition;

                  (v) any agreement with any of the Sellers or their Affiliates
            (other than the Company);

                  (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits; or

                  (viii) any agreement or contract with clients or customers pursuant to which the Company is presently providing or is expected to provide services; or

                  (ix) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

      The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 2.3(r) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.3(r) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

            (s) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on their books and records, and will be collected in accordance with their terms at their recorded amounts.

            (t) POWERS OF ATTORNEY. Except as described in Section 2.3(t) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

            (u) INSURANCE. Section 2.3(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                  (i)  the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii)  the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the
            coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

      With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 2.3(u) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

            (v) LITIGATION. Section 2.3(v) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or adminis trative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Unless specifically noted in
      Section 2.3(v) of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 2.3(v) of the Disclosure

      Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

            (w) WARRANTY. Each service sold or delivered by the Company has been in conformity with all applicable contractual commitments and performed in accordance with industry standards.

            (x) EMPLOYEES. To the Knowledge of the Seller and the directors and officers of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

            (y) EMPLOYEE BENEFITS. The Company does not maintain nor ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Benefit Plan. The Company has no liability for any contribution to any Employee Benefit Plan.

            (z) GUARANTIES. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

            (aa) ENVIRONMENT, HEALTH, AND SAFETY. The Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and has been in compliance with all of the terms and conditions of all of its permits, licenses, and other authorizations under all Environmental, Health, and Safety Laws.

            (bb) CERTAIN BUSINESS RELATIONSHIPS. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months, and none of the Sellers or their Affiliates either owns any asset, tangible or intangible, which is used in the Business of the Company or is owed any amount by the Company.

            (cc) DISCLOSURE. The representations and warranties contained in this Section 2.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2.3 not misleading.

                                 ARTICLE III.

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

      3.1 GENERAL. The Parties agree that with respect to the period between the execution of this Agreement and the Closing, each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article V below).

      3.2 NOTICES AND CONSENTS. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to obtain any third-party consents in connection with the matters referred to in Sections 2.3(d) above.

      3.3 OPERATION OF BUSINESS. Each of the Sellers covenants and agrees that, prior to the Closing, unless Buyer shall otherwise agree and except as otherwise expressly contemplated or permitted by this Agreement, the Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) create any Subsidiaries, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.3(i) above.

      3.4 PRESERVATION OF BUSINESS. The Sellers will (i) cause the Company to keep its Business and properties substantially intact, keep in full force and effect all rights, licenses, permits and authorizations relating to its Business or properties, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) report on a regular basis to representatives of Buyer regarding operational matters and the general status of ongoing operations; (iii) not take any action which would render any representation or warranty made by the Company in this Agreement untrue at any time prior to the Closing if then made; and (iv) notify Buyer of any emergency or other change in the normal course of its Business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigation or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would reasonably be material, individually or in the aggregate, to the financial condition, results of operations or Business of the Company, or to the Company's and Buyer's ability to consummate the transactions contemplated by this Agreement.

      3.5 FULL ACCESS. The Sellers will permit, and the Sellers will cause the Company to permit, representatives of the Buyer to have full access, at all reasonable times, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

      3.6 NOTICE OF DEVELOPMENTS. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 2.1 or 2.3 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties contained in
Article II above. No disclosure by any Party pursuant to this Section 3.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      3.7 EXCLUSIVITY. The Sellers will not (and the Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      3.8   CONFIDENTIALITY.

            (a) All Confidential Information (as hereafter defined), acquired by any Party with respect to any other Party shall be (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated by this Agreement, and (iii) disclosed only to employees and duly authorized agents and representatives of receiving Party who have been informed of the obligations of such Party's under this Section 3.8. The Party will take all reasonable measures to restrain its representatives and agents from prohibited or unauthorized disclosure of Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean all information acquired by a Party from another Party with respect to such Party, other than information generally available to the public, other than as a result of disclosure by the receiving Party in violation of this Section 3.8 and information which is rightfully disclosed to receiving Party on a nonconfidential basis from a source other than the other Party or its representatives, provided such source is not known by the receiving Party to be bound by a confidentiality agreement with, or other obligation of secrecy to, another Party. If the transactions contemplated by this Agreement are not consummated, all Confidential Information in written or printed or other tangible form (either copies or originals) shall be returned to disclosing Party.

            (b) In the event that a receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the receiving Party will notify the Seller promptly of the request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 3.8. If, in the absence of a protective order or the receipt of a waiver hereunder, the receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the receiving Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use his or its reasonable best efforts to obtain, at the request of the disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Sellers shall designate.

                                  ARTICLE IV.

                            POST-CLOSING COVENANTS

      4.1 GENERAL. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VI below). Each of the Sellers acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and each of the Sellers shall have reasonable access to such documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company, during normal business hours.

      4.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VI below).

      4.3 TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company and after the Closing as it maintained with the Company prior to the Closing.

      4.4 COMPLIANCE WITH SECURITIES LAWS. No Seller shall make any sale, transfer or other disposition of any Buyer Common Stock at any time if such action would constitute (i) a violation of the registration requirements of any federal or state securities or blue sky laws, (ii) a breach of any condition to any exemption from registration of the Buyer Common Stock under any such laws, or (iii) a breach of any undertaking or agreement of such Seller entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each of the Sellers shall comply with the requirements of Rule 144 of the Securities Act. Prior to any proposed disposition of any Buyer Stock by any Seller (excluding any shares of Buyer Stock offered or sold in compliance with the Registrations Rights Agreement), such Seller shall provide to Buyer an unqualified written opinion of legal counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to Buyer, to the effect that the proposed disposition is in compliance with this Section 4.4 and that the proposed disposition is permitted by this Agreement. Any certificate representing shares of the Buyer Stock shall bear appropriate legends restricting the sale or other transfer of such Buyer Stock in accordance with applicable federal or state securities or blue sky laws and in accordance with the provisions of this Agreement.

                                  ARTICLE V.

                             CONDITIONS OF CLOSING

      5.1 CONDITIONS OF OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Section 2.1 and
      Section 2.3 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) the Sellers shall have performed all obligations and agreements and complied with all of their covenants in this Agreement in all material respects at or before the Closing;

            (c) the Company and/or the Sellers shall provide evidence, satisfactory to Buyer, that there have been obtained all consents, approval and authorizations required for the consummation of the transactions contemplated by this Agreement;

            (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (e) the Sellers shall have delivered to the Buyer a certificate dated as of the Closing Date and executed by each of the Sellers and the President of the Company to the effect that each of the conditions specified above in Sections 5.1(a) to 5.1(d) is satisfied in all respects;

            (f) The Company and each Seller shall have executed and delivered an Employment Agreement in substantially the form for each Seller attached as EXHIBITS 1.5A, 1.5B AND 1.5C hereto.

            (g) The Buyer and the Sellers shall have executed and delivered the Registration Rights Agreement in substantially the form attached as
      EXHIBIT 1.6 hereto.

            (h) The Company and Roland L. Burke shall have executed and delivered a Lease Agreement covering the Company's corporate headquarters on terms and conditions satisfactory to Buyer.

            (i) The Sellers and the Company shall have consummated the Debt Restructuring and all transactions related thereto to the satisfaction of the Buyer, and the Sellers shall provide the Buyer with such documents or information as the Buyer may reasonably request to evidence the consummation of the Debt Refinancing.

            (j) The Sellers and the Buyer shall have executed and delivered the Escrow Agreement in substantially the form attached as EXHIBIT 1.3 hereto, and all deposits shall have been made in accordance with the terms and conditions thereof.

            (k) the Buyer shall have received from Douglas S. Freeman, counsel to the Sellers, an opinion acceptable to the Buyer, addressed to the Buyer, dated as of the Closing Date and addressing the matters referred to in Sections 2.1(a), (b) and (d) and 2.3(a)-(d) above;

            (l) The investigation by Buyer and its representatives in connection with the transactions contemplated by this Agreement shall not have caused the Buyer or its representatives to become aware of any material facts or circumstances relating to the Business, operations, assets, properties, liabilities, financial condition, results of operation or affairs of the Company that, in the sole judgment of the Buyer, make its inadvisable for the Buyer to proceed with the purchase of the Acquired Shares;

            (m) Buyer's board of directors shall have approved and authorized this Agreement and the transactions contemplated by this Agreement; and

            (n) the Buyer shall have received from the Company copies of the Company's unaudited financial statements for the months ended on September 30, October 31 and November 30, 1997, no less than ten (10) days after completion of such financial statements;

            (o) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

      5.2 CONDITIONS OF OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Section 2.2 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) the Buyer shall provide evidence, satisfactory to the Company and/or Seller, that there have been obtained all consents, approval and authorizations required for the consummation of the transactions contemplated by this Agreement;

            (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), or (C) affect adversely the right of the Seller to own the Buyer Common Stock;

            (e) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 5.2(a) to 5.2(c) is satisfied in all respects;

            (f) the Seller shall have received from Chamberlain, Hrdlicka, White, Williams & Martin, counsel to the Buyer, an opinion acceptable to the Sellers, addressed to the Sellers, dated as of the Closing Date and addressing the matters referred to in Sections 2.2(a)-(c) and (f) above;

            (g) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers, and Buyer shall provide to Seller a copy of each of the text of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery, and performance of the Agreement.

The Sellers may waive any condition specified in this Section 5.2 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE VI.

                      REMEDIES FOR BREACHES OF AGREEMENT

      6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter, except for representations regarding Company's Tax Liabilities, which representations will expire and be terminated on the date of expiration of the statute of limitations for collection of such Tax Liability in question.

      6.2   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

            (a) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein and, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 7.9 below within the survival period specified in Section 6.1 hereof, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding the foregoing to the contrary, none of the Sellers shall be required to indemnify the Buyer from any Adverse Consequences pursuant to this Section 6.2(a) until the Buyer has suffered Adverse Consequences in excess of a $100,000 aggregate threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences in excess of such threshold). There shall be excluded from the Sellers' indemnification obligations in this
      Section 6.2(a) those indemnification obligations specifically set forth in
      Section 6.2(d) relating to certain tax information reporting requirements.

            (b) Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for the unpaid Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (c) Notwithstanding the foregoing to the contrary, the Sellers' indemnification obligations under Section 6.2(a) and (b) hereof shall not exceed $400,000, in the aggregate. The individual indemnification obligations of each Seller under such provisions shall not exceed $133,333. Seller shall be given an option (i) to satisfy any indemnification obligation of a Seller hereunder by canceling shares of the Buyer Common Stock (valued at the current market price but not less than $4.00 per share) issued to such Seller equaling such Seller's indemnity obligations hereunder, or (ii) to satisfy any indemnification obligation of a Seller hereunder in cash. Each of the Sellers hereby agrees that certificates representing 33,334 shares of the Buyer Common Stock to be issued to such Seller shall be endorsed with a restrictive legend evidencing such Seller's indemnification obligations hereunder. Such restrictive legend shall be removed after eighteen months from the Closing Date upon request by the Seller.

            (d) In addition to the other indemnification obligations of Sellers contained in this Agreement, the Sellers jointly and not severally, agree to indemnify the Buyer and the Company from and against any Adverse Consequences (including the Company's attorneys' fees) up to a maximum of $225,000 which the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by a claim asserted by the Internal Revenue Service for certain taxes, penalties and interest regarding the Company's alleged obligation to file Forms 1099 (and pay backup withholding taxes) in connection with the amounts that the Company pays to landowners in order to conduct operations on their properties. Sellers' indemnification obligations under this Section 6.2(d) shall be satisfied in accordance with the provisions of the Escrow Agreement described in Section 1.3 above.

      6.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 7.9 below within the survival period specified in Section 6.1 hereof, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Buyer's indemnification obligations under this Agreement shall not exceed $400,000 (except that the foregoing limitation on survival period specified in Section 6.1 hereof and on Buyers indemnification obligations shall not apply to breaches of Section 2.2(f)).

      6.4   MATTERS INVOLVING THIRD PARTIES.

            (a) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Article VI, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (d) In the event any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VI.

      6.5 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

                                 ARTICLE VII.

                                 MISCELLANEOUS

      7.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

            (a) the Buyer and the Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) the Buyer may terminate this Agreement by giving written notice to the Requisite Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or
      (B) if the Closing shall not have occurred on or before January 8, 1998, by reason of the failure of any condition precedent under Section 5.1 above (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (c) the Requisite Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Requisite Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before January 8, 1998, by reason of the failure of any condition precedent under
      Section 5.2 hereof (unless the failure results primarily from any of the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

      7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      7.3 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

      7.4 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      7.5 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof including, without limitation, the Letter of Intent.

      7.6 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      7.8 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.9 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      IF TO THE SELLERS OR THE COMPANY RELIABLE EXPLORATION, INC.
                                    868 PARKWAY LANE
                                    BILLINGS, MT  59101
                     ATTENTION: ALLEN REIN, KIM NORDBERG AND
                                  SCOTT SCHMITT

      COPY TO:                      FREEMAN LAW FIRM, P.C.
                                    SUITE 710, FIRST INTERSTATE BANK BUILDING
                                    401 N. 31ST STREET
                                    BILLINGS, MT  59101
                          ATTENTION: DOUGLAS S. FREEMAN

      IF TO BUYER:                  GEOKINETICS INC.
                                    5555 SAN FELIPE, SUITE 780
                                    HOUSTON, TEXAS  77056

                                    ATTENTION:  LYNN A. TURNER

      COPY TO:                      CHAMBERLAIN, HRDLICKA, WHITE,
                                      WILLIAMS & MARTIN
                                    1200 SMITH STREET, SUITE 1400
                                    HOUSTON, TEXAS  77002
                         ATTENTION: JAMES J. SPRING, III

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Montana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

      7.11 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresen tation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      7.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      7.13 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Seller will bear the Seller's costs and expenses (including Seller's legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby; PROVIDED, HOWEVER, that Buyer agrees to reimburse up to $15,000 of Seller's legal fees and expenses actually incurred and directly related to this Agreement and the transactions contemplated hereby.

      7.14 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      7.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      7.16 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.17 below), in addition to any other remedy to which they may be entitled, at law or in equity.

      7.17 SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any federal court sitting in Houston, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Seller appoints Douglas S. Freeman (the "SELLERS' PROCESS AGENT") as his agent to receive on his behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding during the eighteen (18) months following Closing. Each of Buyer and the Company appoints James J. Spring, III (the "BUYER'S PROCESS AGENT") as its agent to receive on its behalf services of copies of the summons and complaint and any other process that might be served in the action or proceeding during the eighteen (18) months following Closing. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in
Section 7.9 above or (ii) to the Party to be served in care of the Sellers' Process Agent or the Buyer's Process Agent, as appropriate, at the address and in the manner provided for the giving of notices in Section 7.9 above. Nothing in this Section 7.17, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

      7.18 ATTORNEYS' FEES. In the event that the employment of counsel by any party becomes necessary to enforce this Agreement, the non-prevailing party agrees to pay the prevailing party's reasonable attorneys' fees, court costs, and all other reasonable costs and expenses incurred by the prevailing party as a result of enforcing its rights under this Agreement.


      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    BUYER:

                                    GEOKINETICS INC.


                                    MICHAEL HALE, VICE PRESIDENT


                                    SELLERS:


                                    ALLEN REIN (INDIVIDUALLY)


                                    SCOTT SCHMITT (INDIVIDUALLY)

                                    KIM NORDBERG (INDIVIDUALLY)

                                    TABLE OF CONTENTS   (Cont'd.)


                                    COMPANY:

                                    RELIABLE EXPLORATION, INC.



                                    ALLEN REIN, PRESIDENT

                                 EXHIBIT 1.3A
                         (TO STOCK PURCHASE AGREEMENT)

                               ESCROW AGREEMENT

                                 EXHIBIT 1.3B
                         (TO STOCK PURCHASE AGREEMENT)

                         ALLOCATION OF PURCHASE PRICE

                                 EXHIBIT 1.5A
                         (TO STOCK PURCHASE AGREEMENT)

                             EMPLOYMENT AGREEMENT

                                 EXHIBIT 1.5B
                         (TO STOCK PURCHASE AGREEMENT)

                             EMPLOYMENT AGREEMENT

                                 EXHIBIT 1.5C
                         (TO STOCK PURCHASE AGREEMENT)

                             EMPLOYMENT AGREEMENT

                                  EXHIBIT 1.6
                         (TO STOCK PURCHASE AGREEMENT)

                         REGISTRATION RIGHTS AGREEMENT

                                EXHIBIT 2.3(H)
                         (TO STOCK PURCHASE AGREEMENT)

                             FINANCIAL STATEMENTS

                              DISCLOSURE SCHEDULE

Pursuant to Paragraph 2.3 of the Stock Purchase Agreement the Sellers hereby make the following Disclosures:

(a) The Directors of the Company are Allen Rein, Scott Schmitt and Kim Nordberg. The officers of the Company are: President, Allen Rein, Vice-President Scott Schmitt, Secretary Kimball Nordberg, and, Treasurer Kimball Nordberg.

The Company has been issued the Notice of Revocation dated January 13, 1998, by the U.S. Department of Treasury - Bureau of Alcohol, Tobacco and Firearms which is attached hereto as EXHIBIT B. Said Notice also references an April 27, 1997 explosion which ripped through William Goehler's home in Olivehurst, California, and disclosure is hereby made. Said Notice states that if the Revocation of License were to be appealed, a Request for Hearing must be filed with the District Director within fifteen (15) days after receipt of the Notice. Finally, 27 C.F.R. ss. 55.57 requires written notification within thirty (30) days of a change in stock ownership or control of the Corporation.

(c)   (i)   The Company is authorized to issue 500,000 shares of common stock
            with a par value of $   .10 per share.
      (ii)  The Company has issued and outstanding 600 shares of common stock with Allen Rein holding 200 shares, Scott Schmitt holding 200 shares and Kim Nordberg holding 200 shares.
      (iii) There are no shares of its capital stock held in treasury.

(l) The Internal Revenue Service has asserted a claim against the Company for certain taxes, penalties and interest regarding the Company's alleged obligation to file Forms 1099 (and pay backup withholding tax) in connection with the amounts that the Company pays to landowners in order to gain access to and perform work on their properties. The Company's accountant has been released from any liability related to the Form 1099 audit.

      The Company has filed the federal, state, local and foreign income Tax Returns for taxable periods ended on or after August 31, 1994 as set forth in the attached EXHIBIT 1.

      BASIS OF THE COMPANY IN ITS ASSETS
            Basis of Assets as of 08/31/97 -- $1,993,563

      NET OPERATING LOSSES
            As of 08/31/97 -- None

      NET CAPITAL LOSSES
            As of 08/31/97 -- None

      UNUSED INVESTMENT OR OTHER CREDIT
            As of 08/31/97 -- None

      UNUSED FOREIGN TAX
            As of 08/31/97 -- None

      EXCESS CHARITABLE CONTRIBUTION
            As of 08/31/97 -- None

(m) The Company is presently leasing from the Burke Family Trust real property in Billings, Montana. The said lease will be replaced with a new lease which provides a remaining term of 11 years and 11 months.

(n) The Company does not own any Intellectual Property.

(o) The Company does not own any Software.

(q) Set forth in EXHIBIT 2 is a list of all machinery, equipment and other tangible assets.

(r) The Company is a party to the following Contracts:

      (ii) Agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $25,000.

        None

      (iii) The Company has executed a Promissory Note with an original balance of $2,000,000 in favor of Roland L. Burke which will be amended and restated as part of the Stock Purchase Agreement. Related to the Promissory Note the Company has imposed a Security Interest on its inventory, accounts, chattel paper and instruments, documents, equipment, general intangibles, intellectual property, rights to payment of money, books, correspondence, credit files, records, invoices, bills of lading and all accession and additions to, parts and appurtenances of, substitutions for and replacements of, proceeds, and products and all proceeds of any of the foregoing, as evidences in a Security Agreement executed July 27, 1995 with the Company as Grantor and Roland L. Burke as the Secured Party. The Company has no other Agreements regarding indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest.

      (iv) The Company has entered into a Non-Compete Agreement with Roland L. Burke which prohibits him from competing with the company for a period of 3 years beginning on July 27, 1995.

      (v) There are no agreements with any of the Sellers or their Affiliates.

      (vi) There are no profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former directors, officers, and employees other than a Stock Redemption

      Agreement with Roland L. Burke which will be restated as part of the Stock Purchase Agreement.

      (vii) The Company has set forth in EXHIBIT 3 a list of individuals employed at an annual compensation in excess of $20,000 or providing severance benefits.

      (viii)The Company has set forth in EXHIBIT 4 a list of contracts with clients or customers pursuant to which the Company is presently providing or is expected to provide services:

      (ix) The Company has previously listed and there are no other agreements under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

            In reference to the Stock Redemption Agreement with Roland L. Burke, the Company anticipates executing an amended and restated Redemption Agreement, Promissory Note, and Lease which will not contain identical terms following the consummation of the transactions contemplated hereby. Related to the same transaction are a Security Agreement, Uniform Commercial Code Financing Statement (Form FS-1) and Non-Compete Agreement with Roland L. Burke which will contain identical terms following the consummation of the transactions contemplated hereby. Collateral Assignments and a Consulting Agreement with Roland L. Burke will be canceled and will not be on identical terms following the consummation of the transactions contemplated hereby.

(u) Within the past three years the Company has had the following insurance coverage:

      PROPERTY, CASUALTY AND LIABILITY:
      (i)   Name, address, and telephone number of the agent:

            The Insurance Exchange, Inc.
            Douglas G. Irion
            P.O. Box 7077
            Billings, Montana 59103
            (406) 248-7434

      (ii) Name of insurer, name of policyholder, and name of each covered insured:

            United States Fidelity and Guaranty Company, insurer
            Reliable Exploration, Incorporated, policy holder and insured

      (iii) Policy number and period of coverage:

            1MP 301242513 01 (present coverage 04/01/97 to 04/01/98)

      (iv) Scope (coverage on a claims made, occurrence, or other basis) amount (describing how deductibles and ceilings are calculated and operate) of coverage:

      COMMERCIAL PROPERTY:
      Building ($118,976 limit of insurance) 90% Coinsurance
      Personal Property ($58,240 limit of insurance) 90% Coinsurance

      COMMERCIAL GENERAL LIABILITY:
      $ 2,000,000 General Aggregate Limit (Other than Products-Completed Operations) $ 2,000,000 Products-Completed Operations Aggregate Limit $ 1,000,000 Personal and Advertising Injury Limit $ 1,000,000 Each Occurrence Limit $ 50,000 Fire Damage Limit (Any One Fire) $ 5,000 Medical Expenses Limit (Any One Person)

      BUSINESS AUTO
      Liability         $1,000,000 (for any one accident or loss)
      Uninsured Motorist$   100,000

      EMPLOYERS LIABILITY

      (v) Retroactive premium adjustments or other loss-sharing arrangements

      None

      BONDS AND SURETY

      The Company has set forth in EXHIBIT 5 the following information pertaining to its bond and surety arrangements.
      (i)   Name, address, and telephone number of the agent:
      (ii) Name of insurer, name of policyholder, and name of each covered insured: (iii) Policy number and period of coverage: (iv) Scope (coverage on a claims made, occurrence, or other basis) amount (describing how deductibles and ceilings are calculated and operate) of coverage: (v) Retroactive premium adjustments or other loss-sharing arrangements